UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                SEC FILE NUMBER
                                    0-30018
                                    -------

                                CUSIP NUMBER
                                  58936208
                                  --------
             x Form 10-K or Form 10KSB      Form 20-F      Form 11-K
              Form 10-Q or Form 10QSB      Form N-SAR      Form N-CSR
                       For Period Ended: December 31, 2004
     Transition  Report  on  Form  10-K
     Transition  Report  on  Form  20-F
     Transition  Report  on  Form  11-K
     Transition  Report  on  Form  10-Q
     Transition  Report  on  Form  N-SAR

                        For the Transition Period Ended:

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                         PART I - REGISTRANT INFORMATION
                             Meridian Holdings, Inc.
                             -----------------------
                             Full Name of Registrant
                                       N/A
                                       ---
                            Former Name if Applicable
                          900 Wilshire Blvd., Suite 500
                          -----------------------------
            Address of Principal Executive Office (Street and Number)
                          Los Angeles, California 90017
                          -----------------------------
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
x (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                              PART III - NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant files this report for a 15 days extension, from March 31, to April 15, 2005, for filing its Annual Report on Form 10KSB for the period ended December 31, 2004. The Registrant will not file its form 10KSB by March 31, 2005 because it will be unable to complete the preparation of its financial statements by the initial filing date without unreasonable effort or expense in view of additional work, time and attention required by our independent auditors to prepare the 2004 Annual report, having only recently completed the re-audit of 2003 Annual report on Form 10KSb and subsequent interim financial statements for 2004 in accordance with the rules of the Public Company Accounting Oversight Board. The Registrant anticipate that it will be able to file the complete
Annual  Report  for 2004 fiscal year on  form  10KSB  by  April  15,  2005.

                           PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

                         Anthony C. Dike     213     627-8878
                         ---------------     ---     --------
                    (Name)     (Area Code)     (Telephone Number)

     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
(2)     x  Yes   No

     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
       Yes  x  No
(3) If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Meridian Holdings, Inc.
                             -----------------------
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  3/30/2005     By:     /s/  Anthony  C.  Dike
                             ----------------------
                              Anthony  C.  Dike
     Title:                    Chairman  &  CEO



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